UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)
June 18, 2015
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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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COMMISSION FILE NUMBER                                                                                    0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)
600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(401-828-4000)
 (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 1.01.                          Entry into a Material Definitive Agreement.

On June 18, 2015, Astro-Med, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Purchase Agreement") with Rugged Information Technology Equipment Corporation. (d/b/a RITEC), a California corporation (the "Seller") and certain of its shareholders, whereby the Company agreed to acquire the Seller's ruggedized printer product line for civil and commercial aircraft (the "Products") in exchange for approximately $7.4 million in cash (the "Transaction").
The assets the Company will acquire from the Seller will consist principally of accounts receivable, inventory, equipment, intellectual property and customer contracts relating to the Products and Seller's goodwill associated with the acquired business.  The Products consist of rugged printers for use in commercial aircraft sold primarily to aircraft manufacturers, tier one contractors, and directly to airlines around the world.
In connection with the closing of the Transaction on June 19, 2015, the Company and the Seller entered into a Transition Services Agreement and a License Agreement with the Seller and Confidentiality, Non-Competition and Non-Solicitation Agreements with certain shareholders of the Seller, the terms of which are described below under Item 2.01.
Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 19, 2015 (the "Closing Date"), pursuant to the terms and conditions of the Purchase Agreement referenced in Item 1.01 above, the Company acquired the Seller's ruggedized printer product line for civil and commercial aircraft in exchange for an approximate $7.4 million cash purchase price. The Company funded the purchase price from its available cash and investment securities.
The assets that the Company acquired from the Seller on the Closing Date consist principally of accounts receivable, equipment, intellectual property, customer contracts relating to the Products and Seller's goodwill associated with this business.  Of the $7.4 million purchase price, $750,000 will be held in escrow for 12 months following the Closing Date to provide security for Seller's indemnity obligations to the Company in the event of any breach in the representations, warranties and covenants of the Seller.
On the Closing Date, the Company and the Seller entered into a Transition Services Agreement, pursuant to which the Seller will provide transition services and continue to manufacture the Products for the Company for approximately six months, after which time the Company intends to manufacture the Products at its West Warwick, Rhode Island facility.  Upon expiration of the Transition Service Agreement, the Company will purchase any Product inventory held by Seller at its book value (net of reserves), which it estimates will be approximately $100,000.
On the Closing Date, the Company and the Seller also entered into a License Agreement, whereby the Company has granted the Seller certain rights to use the intellectual property acquired from the Seller in the design, development, marketing, manufacture, sale and servicing of ruggedized printers for aircraft sold to the military end-user market and printers sold to other non-aircraft market segments.  The Seller will pay the Company royalties equal to 7.5% of the sales price on all licensed products sold by the Seller into the military end-user aircraft market during the first five years of the License Agreement.
On the Closing Date, the Company entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with six shareholders of the Seller, which prohibit the shareholders from competing with the Company in the civil and commercial ruggedized printer business for use on aircraft following the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

DATE: June 19, 2015	ASTRO-MED, INC.

By: /s/ Joseph P. O'Connell
Joseph P. O'Connell,
Chief Financial Officer